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FOR IMMEDIATE RELEASE

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 FROM:                             CONTACT:
The Marquee Group, Inc.            Timothy J. Klaus
888 Seventh Avenue, 37th Floor     Director, Corporate Communications
New York, New York 10019           The Sillerman Companies
                                   150 East 58th Street, 19th Floor
                                   New York, New York 10155
                                   (212) 407-9126
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                      THE MARQUEE GROUP, INC. ANNOUNCES
                      EXTENSION OF ITS OFFER TO PURCHASE

NEW YORK, August 21, 1997 -- The Marquee Group, Inc. (NASDAQ SmallCap: MRQE) today announced that it is extending its recent tender offer to purchase all of its outstanding warrants for $2.25 per warrant in cash until 5:00 p.m., New York City time, Thursday, September 4, 1997, unless further extended. The original Offer to Purchase all of Marquee's outstanding warrants was to expire at 5:00 p.m., August 21, 1997. All other terms and conditions to the Offer remain unchanged.

   According to Continental Stock Transfer & Trust Company, the Depositary for Marquee's tender offer, as of 5:00 p.m., Wednesday, August 20, 1997, approximately 263,000 warrants were tendered in the Offer.

   Additional information may be obtained from Marquee's information agent, Georgeson & Company Inc. at 1-800-223-2064.